CONTACT: Norman F. Welsch
Chief Financial Officer
703-773-4841

INFODATA ANNOUNCES FOURTH QUARTER GROWTH IN REVENUE,
EARNINGS AND CASH FLOW
Company Reports Seventh Consecutive Quarterly Profit

Herndon, VA. – March 23, 2004– Infodata Systems Inc., (OTCBB:INFD) a leader in IT solutions for content management, today announced financial results for the three and twelve-month periods ended December 31, 2003. Net income for the quarter was $155,000, or $.03 per share, up from $94,000, or $.02 per share, reflecting a 64.9% increase over the preceding quarter ended September 30, 2003, and marking the 7th consecutive profitable quarter for the Company.

Revenue for the quarter was $2,203,000, representing sequential quarterly revenue growth of 11.2% over revenue of $1,981,000 for the preceding quarter ended September 30, 2003.

Cash and cash equivalents during the fourth quarter increased by $252,000, to $1,422,000 at December 31, 2003, and working capital increased by $130,000, to $1,919,000.

For the twelve months ended December 31, 2003, gross profit was $3,987,000, or 47.4% of revenue of $8,408,000, compared to $3,709,000, or 37.8 % of revenue of $9,802,000 for 2002. The year over year increase in gross margin of 9.6% was primarily the result of increased sales in the Company’s proprietary products, combined with a decrease in sales of low-margin third party products as the Company continues its transition away from low margin business to higher margin proprietary solutions and services. Net income for 2003 was $471,000, or $.09 per share, compared to net income of $688,000, or $.14 per share, in the prior year. The year over year decrease in net income was primarily due to costs related to an increase in sales, marketing and management personnel, as the Company continued to execute on its previously announced plan to invest for future growth.

Edwin Miller, president and chief executive officer of Infodata, said, “We are pleased to report higher, sustained profitability, as well as growth in revenue, margin, and cash flow in Q4. The management team continues to execute well on our evolving business plan and our backlog and pipeline of new business opportunities continues to grow. Although our sales, marketing and management costs have increased, we expect that the continued investment in our software and solutions offerings as well as further hiring of billable staff for our Intelligence line of business will result in revenue and income growth during 2004.”

Fourth Quarter and 2003 Results Live Audio Webcast

Infodata has scheduled a live audio Webcast on Thursday, March 25, 2004, at 4:30 p.m. EDT (1:30 pm PDT). Management will review fourth quarter and 2003 financial results, and a question-and-answer session will follow to discuss the results as well as the Company’s 2004 operating plans.

Interested parties can participate in the audio conference by accessing (800) 888-5452 in the U.S., or (719) 867-0660 for international participants.

For those who would like to view the Webcast presentation, they may log onto: http://www.placeware.com/cc/vcc/A?id=w470380&pw=657286

If you are a first time Webcast participant, you may go to the following address to check your system: http://www.placeware.com/cc/vcc/check Should there be any technical issues, dial technical support at 888-569-3848.

A replay will be available over the Internet beginning at approximately 7 p.m. EDT, March 25, 2004, through 7 p.m. EDT Wednesday, March 31, 2003. To access the Webcast and audio replay, go to Infodata’s homepage: http://www.infodata.com/company_investor.html

About Infodata Systems Inc.

Infodata Systems Inc. provides expert content management services precisely tailored to customer needs. Our deep domain expertise allows us to unlock the features of market-leading applications, and combine them with our own content review, assembly & publishing, and security technologies to deliver high-value content environments to our clients. We design and implement content environments with solutions ideally matched to customer missions, ensuring regulatory compliance, operational integrity and continuity across the enterprise. Based just outside Washington, D.C., in Herndon, VA, Infodata has 36 years of proven ability in providing comprehensive content management solutions to the Government, Intelligence and Commercial communities. For more information, visit us on the Internet at www.infodata.com.

Except for the historical information contained herein, this press release contains forward-looking statements that involve risk or uncertainties. Future operating results of Infodata may differ from the results discussed or forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with customer relations, such as the availability of Infodata’s products and services, customer implementation of products and services, relationships with customers, third-party vendors and systems integrators, concentration of revenue in a relatively small number of customers, existence of errors or defects in products, ability to successfully manage growth, significant current and expected additional competition and the need to continue to expand product distribution and services offerings. Further information on potential factors that could affect the financial results of Infodata are included in Infodata’s Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and its other filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Infodata assumes no obligation to update the information in this press release.